EXHIBIT 3.32

No. 8412103

COMPANIES ORDINANCE (CHAPTER 32)

CERTIFICATE OF CHANGE OF NAME

* * *

I hereby certify that

EXCELLENT LINK LIMITED

having by special resolution changed its name, is now incorporated under the name of

GLOBAL CROSSING HONG KONG LIMITED

Issued by the undersigned on 25 February 2004

842103

COMPANIES ORDINANCE (CHAPTER 32)

CERTIFICATE OF INCORPORATION

I hereby certify that

EXCELLENT LINK LIMITED

is this day incorporated in Hong Kong under the Companies Ordinance, and that this company is limited.

Issued by the undersigned on 25 March 2003.

No. 842103

I HEREBY CERTIFY that

EXCELLENT LINK LIMITED

(COPY)

COMPANIES ORDINANCE

(CHAPTER 32)

CERTIFICATE OF INCORPORATION

is this day incorporated in Hong Kong under the Companies Ordinance, and that this Company is limited.

Issued by the undersigned on 25th March, 2003

for Registrar of Companies HONG KONG